Exhibit 99.1

October 10, 2013	Contact:	Shawn Morgan
(248) 512-2692 (office) (248) 760-2621 (cell) shawn.morgan@chrysler.com

Chrysler Group Announces Executive Changes

October 10, 2013 , Auburn Hills, Mich. - Chrysler Group LLC today announced that after 35 years with the Company, Nancy Rae has elected to retire. With Rae’s announcement, Chrysler Group appointed Michael Keegan Senior Vice President of Human Resources.

“In her leadership role, Nancy has been a highly valued business partner in driving cultural change, advancing leadership and talent development, and in rebuilding the Company’s workforce through the strategic hiring of more than 17,000 employees since 2009,” said Sergio Marchionne, Chairman and CEO, Chrysler Group LLC. “We thank her for the many years of tireless dedication to the Company. She was particularly helpful and close to me in the selection of the senior leadership that has been responsible for Chrysler Group’s comeback since 2009. Together with them, I wish Nancy and her family only the best.”

Rae joined Chrysler in 1978 and has held a series of positions with increasing responsibility in the human resources function. She was named Senior Vice President of Human Resources in 2000.

Keegan will continue in his role as Senior Vice President Supply Chain Management until a replacement is named at a later date. He will continue to serve as the Company’s Corporate Sustainability Officer and will be a member of the Group Executive Council for Fiat S.p.A.

Prior to his current position, Keegan served as Vice President – Volume Planning and Sales Operations. He joined Chrysler in 1990 and has held positions of increasing responsibility in the treasury, finance and sales departments.

The changes are effective January 1, 2014.

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